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                                                                    EXHIBIT 23.5


                         INDEPENDENT AUDITORS' CONSENT


MediaOne, Inc. - Direct Broadcast Satellite Business:

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-25001 of TCI Satellite Entertainment, Inc. on Form S-4 of our report on the combined financial statements of MediaOne, Inc. - Direct Broadcast Satellite Business dated August 8, 1997 (which includes explanatory language stating that other auditors audited the financial statements of PRIMESTAR Partners, L.P., an investment of MediaOne, Inc. - Direct Broadcast Satellite Business), filed as an exhibit to TCI Satellite Entertainment, Inc.'s filing on Form 8-K dated February 11, 1998, and to the references to us under the heading "Experts" in the prospectus, which is a part of this Registration Statement.


Deloitte & Touche LLP
Boston, Massachusetts
February 16, 1998